UNITED STATES

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Washington, D.C. 20549

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PHI, Inc.

(Name of Registrant As Specified In Its Charter)

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PHI, Inc.

2001 SE Evangeline Thruway

Lafayette, Louisiana 70508

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 1, 2018

To the Holders of Voting Common Stock of PHI, Inc.:

The 2018 Annual Meeting of Shareholders of PHI, Inc. (“PHI”) will be held at the Home2 Suites by Hilton Parc Lafayette (Live Oak A Meeting Room), 1909 Kaliste Saloom Road, Lafayette, LA 70508, on Tuesday, May 1, 2018, at 8:00 a.m., local time, to:

1.  Elect six directors;

2.  Ratify the appointment of Deloitte & Touche, LLP as PHI’s independent auditor for 2018;

3.  Transact such other business as may properly be brought before the meeting or any adjournments thereof.

All holders of record of PHI’s voting common stock at the close of business on April 3, 2018 are entitled to notice of and to vote at the meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
Secretary

Lafayette, Louisiana

April 10, 2018

Important Notice Regarding the Availability of materials for the Annual Meeting to be held on May 1, 2018: The Company’s Information Statement and Annual Report to Shareholders for the fiscal year ended December 31, 2017 are available at www.materials.proxyvote.com/69336T.

PHI, Inc.

2001 SE Evangeline Thruway

Lafayette, Louisiana 70508

INFORMATION STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

May 1, 2018

This Information Statement is being furnished to holders of voting common stock (“Voting Stock”) of PHI, Inc. (“PHI,” the “Company” or “we”) at the direction of our Board of Directors (“Board”) in connection with the Annual Meeting of Shareholders of PHI (the “Meeting”) to be held on May 1, 2018, at the time and place set forth in the accompanying notice and at any adjournments thereof.

Holders of record of Voting Stock at the close of business on April 3, 2018 are entitled to notice of and to vote at the Meeting. On that date, PHI had outstanding 2,905,757 shares of Voting Stock, each of which entitles its holder to one vote with respect to each matter properly brought before the Meeting, and 12,908,957 shares of non-voting common stock (“Non-Voting Stock”), none of which entitles its holder to vote at the Meeting.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

At the Meeting, the holders of Voting Stock (“voting shareholders”) will vote upon (i) the election of six directors and (ii) the ratification of the appointment of Deloitte & Touche, LLP as our independent auditor for the fiscal year ending December 31, 2018. As detailed under the heading, “Stock Ownership of Directors and Executive Officers,” Al A. Gonsoulin, our Chairman of the Board and Chief Executive Officer, holds more than a majority of PHI’s outstanding Voting Stock, and thus his vote alone is sufficient to decide all matters to be voted on at the Meeting. Mr. Gonsoulin has informed PHI that he intends to vote all of his shares for (i) the election of the six persons identified below under the heading “Election of Directors,” each of whom currently serves on our Board; and (ii) the ratification of the appointment of Deloitte & Touche, LLP, which is discussed further below under the heading “Relationship with Independent Auditor.” As a result, the outcome of those votes is assured, no matter how the other holders of Voting Stock vote their shares.

This Information Statement is first being mailed to shareholders on or about April 10, 2018. The cost of preparing and mailing the statement and accompanying notice will be borne by PHI. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the material to their principals, and PHI will, upon request, reimburse them for their expenses in so doing.

ELECTION OF DIRECTORS

Pursuant to our Amended and Restated By-laws (the “By-laws”), our Board has established the size of our Board at six directors. We elect our directors annually, and each director serves until the next succeeding annual meeting and until his or her successor is elected and qualified. Listed below under the heading, “Information about our Directors,” are the six persons we have nominated for election to our Board at the Meeting, each of whom is currently serving as a director. In the unanticipated event that one or more of these nominees should decline or become unable to stand for election as a director at the Meeting, our By-laws provide that the number of authorized directors will be reduced automatically by the number of such nominees unless our Board, by a majority vote of the entire Board, selects an additional nominee.

Nomination of Directors; Communications with our Board and Related Matters

Our Board does not have a nominating committee or other committee performing similar functions. The Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), the exchange on which our shares of Voting Stock and Non-Voting Stock are listed, provide that a “controlled company” is exempt from having its director nominees selected by a nominating committee. As Mr. Gonsoulin owns over 50% of the Company’s Voting Stock, PHI is a “controlled company” within the definition of the NASDAQ Marketplace Rules. However, our full Board approves all director nominees, and a shareholder who wishes for our Board to consider an individual as a future director nominee should communicate that desire in writing to our Chairman of the Board at the Company’s address. Similarly, a shareholder who wishes to communicate with our Board on any other subject should direct such communication to our Secretary at the Company’s address. Our Secretary will be responsible for disseminating all such communications to our Board, or to a specific member of our Board, as appropriate, depending on the facts described in such communication.

In addition to these communications with the Board, our By-laws permit shareholders to nominate a director or bring other matters before a shareholders’ meeting, provided timely notice is given. The written notice required to be sent by any shareholder nominating a director must include various information, including, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and address of such shareholder and any such beneficial owner, (ii) their beneficial ownership interests in our shares, and (iii) a description of all agreements with respect to the nomination among the nominating shareholder, any beneficial owner, any person acting in concert with them, each proposed nominee and certain other persons. With respect to each proposed nominee, the written notice must also, among other things, (i) set forth biographical and other data required under the federal proxy rules and (ii) furnish both a completed and duly executed questionnaire and a duly executed agreement designed to disclose various aspects of the proposed nominee’s background, qualifications and certain specified arrangements with other persons, as well as to receive the proposed nominee’s commitment to abide by certain specified agreements and undertakings. We may require a proposed nominee to furnish other reasonable information or certifications. Shareholders interested in bringing any matter other than a director nomination before a shareholders’ meeting should consult our By-laws for additional procedures governing such requests. We may disregard any nomination or submission of any other matter that fails to comply with the procedures required by our By-laws. Shareholder requests to nominate directors or to bring any other matter before our 2019 annual meeting of shareholders must be received by our Secretary by the deadline specified below the heading “Other Matters –Shareholder Proposals.” The foregoing summary of the above-described procedures is qualified in its entirety by reference to the full text of our By-laws, which you may obtain by reviewing our reports filed with the U.S. Securities and Exchange Commission (the “SEC”) or contacting our Secretary.

Our Board identifies potential nominees for director, other than current directors standing for re-election, through business and other contacts. Our Board does not have a formal policy with regard to the consideration of director candidates nominated by our other shareholders. While there are no minimum qualifications a nominee must meet, our Board primarily considers a nominee’s independence, business experience, career positions held and particular areas of expertise and whether the nominee would contribute to the diversity of experience and skills of our Board as a whole.

Although we do not have a history of receiving director nominations from shareholders, our Board envisions that it would evaluate any such candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to our Board and PHI.

Information about our Directors

The following table sets forth certain information as of April 3, 2018, with respect to each candidate nominated to stand for re-election to our Board. Each of these director nominees was recommended by our Chairman of the Board, and unanimously approved by the full Board. The information below includes the specific experience, qualifications, attributes or skills that led the Board to conclude that the person should be nominated to serve another term as director, and includes any other public company directorships held by the nominee during the past five years. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Our Board has determined, using criteria established by NASDAQ and the SEC, that each director nominee other than Messrs. Bospflug and Gonsoulin is independent.

Name and Age	Principal Occupation or Position	Year First Became a Director
Al A. Gonsoulin, 75	Chairman of the Board and Chief Executive Officer of PHI	2001
Lance F. Bospflug, 63	President and Chief Operating Officer of PHI	2001
Alan W. Brass, 70	Retired Executive	2018
C. Russell Luigs, 85	Retired Executive	2002
Richard H. Matzke, 81	Consultant	2002
Thomas H. Murphy, 62	Member, Murco Oil & Gas, LLC (oil & gas production and investments)	1999

MR. AL A. GONSOULIN is the Chairman and Chief Executive Officer of PHI. Mr. Gonsoulin has been our Chairman since September 2001, when he acquired a controlling interest in PHI, and our Chief Executive Officer since 2004. Prior to joining PHI, Mr. Gonsoulin was President of Sea Mar, a division of Nabors Industries.

Mr. Gonsoulin has spent his career working in the oil and gas industry worldwide. He is well acquainted with both major and independent drilling and production companies. He founded Sea Mar, a vessel company serving the offshore oil and gas industry worldwide, which he later sold. Mr. Gonsoulin’s experience is and has been essential to the positioning of PHI for long-term performance.

MR. LANCE F. BOSPFLUG currently serves as President, Chief Operating Officer and a director of PHI. Mr. Bospflug first joined PHI in October 2000 as President and was appointed Chief Executive Officer and director in August 2001. In 2004, Mr. Bospflug resigned as President and Chief Executive Officer of PHI, although he continued to serve as a director. Following his 2004 resignation, he was self-employed until 2008, when the Company hired him to work on certain special projects, reporting directly to Mr. Gonsoulin. In 2009, Mr. Bospflug rejoined our executive team as our Chief Operating Officer, and was appointed President in 2010. Before joining PHI, he served as Chief Financial Officer, and from 1999 to 2000 Chief Executive Officer, of T.L. James & Company, Inc.

Mr. Bospflug has significant leadership experience at the Company, providing him with a comprehensive knowledge of our business and industry, and was also Chief Executive Officer at T.L. James & Company, a diversified construction, marine, dredging and natural resources company. His prior experience as a chief financial officer also gives him a strong background in financial and accounting matters. Mr. Bospflug’s career has provided the managerial, strategic, operational, and financial experience necessary to develop and execute our strategic plans.

MR. ALAN W. BRASS was added to our Board on March 7, 2018. Mr. Brass retired in December 2009 from ProMedica Health System, Inc., where he had previously served for over 12 years as president and chief executive officer. Prior to joining ProMedica, Mr. Brass was an executive vice president and chief operating officer of BJC Health System, Inc., St. Louis, Missouri, from 1995 until 1998, where he oversaw the operation of BJC Health System’s affiliated hospitals and long-term care facilities, and also served as President of two of

BJC’s affiliated hospitals in St. Louis. From 1988 until its merger into the BJC Health System in 1994, Mr. Brass was the president and chief executive officer of Children’s Health Services, Inc., after having served as a senior executive at the same hospital for the preceding eight years. Mr. Brass was associate director of operations for the University of Michigan Medical Center from 1977 until 1980. From July 2006 to May 2014, Mr. Brass served on the Board of Trustees for The Ohio State University and as the Chairman of its Medical Center Board from 2007 to 2014.

Mr. Brass’ 42 years of experience working in the healthcare industry, coupled with his service since 2016 as a member of the board of managers of PHI’s air medical affiliate, has equipped him with a diverse range of operational and strategic skills critical to addressing the issues impacting our air medical operations. Mr. Brass’ prior service as a chief executive and his leadership roles on several other boards adds additional depth and experience to our Board.

MR. C. RUSSELL LUIGS retired in 2002 from GlobalSantaFe, Inc. (successor by merger to Global Marine, Inc. and Santa Fe International Corporation). He was President and Chief Executive Officer of Global Marine from the time he joined that company in 1977 until 1998. Prior to joining Global Marine, Mr. Luigs was President and Chief Operating Officer of U.S. Industries, which he joined as a petroleum engineer in 1957. He was also Chairman of the Board of Global Marine from 1982 until 1999, and Chairman of the Executive Committee of the Board of Global Marine from 1999 until its merger with Santa Fe International Corporation in 2001. He served as Director of GlobalSantaFe until May 2005. Mr. Luigs has served as chairman of our Compensation Committee since 2013.

Mr. Luigs has had a career primarily in the offshore drilling industry and also has extensive experience throughout the oil and gas industry. Having been the Chief Executive Officer of Global Marine, a public company providing offshore drilling services primarily in the Gulf of Mexico, offshore West Africa and the North Sea, for over 20 years, he has a comprehensive understanding of the operational, competitive, financial and strategic issues affecting PHI. Mr. Luigs brings to our Board demonstrated ability at the most senior levels of a public company.

MR. RICHARD H. MATZKE retired from ChevronTexaco (now Chevron Corporation) in 2002, where he had served as Vice Chairman of the Board since January 2000 and as a member of the Board since 1997. From November 1989 through December 1999, Mr. Matzke served as President of Chevron Overseas Petroleum Inc., where he was responsible for directing Chevron’s oil exploration and production activities outside of North America. Mr. Matzke was employed by Chevron Corporation and its predecessors and affiliates from 1961 through his retirement in 2002. From 2002 to 2010 and since June 2011, Mr. Matzke served as a director of LUKOIL, one of Russia’s largest oil companies with operations worldwide. From May 2014 to May 2017, Mr. Matzke served as director of Petro China Company Limited, the largest oil and gas distributor in China. Since his retirement from ChevronTexaco, he has provided consulting services to companies in the oil and gas industry.

Mr. Matzke’s extensive career with ChevronTexaco, a publicly-traded major international oil and gas company, and his continuing work as a consultant provides operational, competitive, financial and strategic experience critical to addressing the issues affecting the Company. His service as a director of two other large international oil and gas companies provides additional perspective on industry issues. Mr. Matzke’s career also brings to our Board extensive international experience, as well as a demonstrated ability at the most senior levels of a public company.

MR. THOMAS H. MURPHY has been a co-owner and the manager of Murco Oil and Gas LLC, a company with interests in oil and gas exploration and production onshore in the U.S., since 1998, among other interests. He is the former president of Murco Drilling Corporation, a U.S. onshore drilling contractor. He holds an MBA from Emory University and has completed the Stanford Law School Directors’ College Program for directors and senior executives of publicly-traded companies. Mr. Murphy is a member of the National Association of Corporate Directors and he is a past member of Young Presidents’ Organization.

Mr. Murphy has been responsible for developing and implementing successful strategies for companies in the oil and gas industry, and has extensive experience addressing operational, financial and accounting matters. He has a deep understanding of the oil and gas industry and of issues facing public companies and their boards. Mr. Murphy has served as chairman of our Audit Committee since shortly after joining our Board.

Information about Certain Executive Officers

The following table sets forth certain information as of April 3, 2018 with respect to our current executive officers who do not serve on our Board.

Name and Age	Principal Position	Year First Became an Executive Officer
Trudy P. McConnaughhay, 58	Chief Financial Officer and Secretary(1)	2012
James “Jamie” Hinch, 44	Chief Administrative Officer (2)	2017

(1)

Mrs. McConnaughhay has served as Chief Financial Officer and Secretary since November 5, 2012. She previously served as Director of Special Projects, Finance from July 2012 to November 2012. Prior to joining PHI she served as Chief Financial Officer for Dynamic Industries International, L.L.C. from September 2011 until July 2012. Prior to joining Dynamic, she served as Vice-President/Principal Accounting Officer of Global Industries, Ltd. from October 2005 to September 2011, and held other previous positions within Global, including Director of Tax and Finance.

(2)

Mr. Hinch joined PHI in February 2017 as Chief Administrative Officer. Prior to joining PHI, he served as Global Human Resources Director for FMC Technologies, now TechnipFMC, from January 2012 to February 2017. Prior to joining FMC Technologies, he served as Director of Human Resources for Global Industries, Ltd. from May 2010 to January 2012. He held various domestic, international and corporate Human Resources roles with Global Industries from May 1999 to May 2010.

Meetings of the Board

During the year ended December 31, 2017, our Board held seven meetings. Each director attended at least 75% of the aggregate number of Board and Committee meetings of which he was a member.

Our Board does not have a policy regarding Board member attendance at the annual shareholders meeting. However, our By-laws require that the first meeting of each newly-elected Board occur immediately following the shareholder meeting at which the directors were elected, which facilitates attendance at the annual shareholders meeting. All five directors then in office attended the 2017 annual shareholders meeting.

Board Committees

Our Board has an Audit Committee, whose current members are Messrs. Luigs, Matzke and Murphy (Chairman). This committee held four meetings during 2017.

The functions of the Audit Committee include:

•

Appointing (subject to shareholder ratification) the Company’s independent auditor, with direct responsibility for the compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee;

•	Overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements;

•	Monitoring the independence of the Company’s independent auditor;

•	Pre-approving all audit and permitted non-audit services provided by the independent auditor;

•	Overseeing the work of the internal audit department and the director of the internal audit department, who reports directly to our Audit Committee;

•

Establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters and the confidential anonymous submission by employees of concerns regarding accounting or auditing matters;

•	Reviewing and approving all related party transactions; and

•	Performing the other functions described in the committee’s charter and the Audit Committee Report, which is included elsewhere in this information statement.

Because we are a “controlled company” within the definition of the NASDAQ Marketplace Rules, we are not required to have a compensation committee. Nevertheless, our Board currently maintains a standing Compensation Committee, whose current members are Messrs. Luigs (Chairman), Matzke, and Murphy. This committee held four meetings during 2017.

The functions of the Compensation Committee include:

•	Determining the compensation of our executive officers;

•	Administering our annual incentive plan, including setting targets and determining payouts;

•	Granting awards under our long-term incentive plan;

•	Engaging its own independent compensation consultants to review and make recommendations with respect to executive and director compensation;

•	Reviewing and recommending to our Board changes in significant benefit plans;

•	Overseeing our assessment of whether our compensation practices are reasonably likely to expose the Company to material risks; and

•	Performing certain other functions described in the committee’s charter.

The Audit Committee and Compensation Committee charters can be found at our web site: www.phihelico.com.

For the reasons discussed above under the caption “Nomination of Directors,” our Board does not have a nominating committee.

Board Leadership Structure

Our Board currently consists of six directors, four of whom our Board has determined to be independent under criteria established by NASDAQ and the SEC. Mr. Gonsoulin serves as both Chairman of the Board and as Chief Executive Officer of the Company, which our Board believes is in the best interests of the Company and our shareholders. Mr. Gonsoulin has strong leadership abilities and possesses an in-depth knowledge of the issues and challenges facing the Company and our industries. Accordingly, we believe he is best positioned to direct our Board’s attention to the most appropriate matters impacting the Company. He also holds a majority of our Voting Stock, which we believe aligns his interests with those of the rest of our shareholders in most instances.

Our Board believes that our corporate governance practices establish an appropriate framework for our directors to provide independent, objective and effective oversight of management. Two-thirds of our directors are independent and, as indicated above under the heading “Board Committees,” we have independent audit and compensation committees. The Audit Committee has the power and authority to engage independent legal or other advisors as it may deem necessary and the Compensation Committee has the power and authority to engage compensation consultants, in each case without consulting or obtaining the approval of our full Board or management. Our independent directors meet in executive session after each Audit Committee meeting, chaired by our Audit Committee Chairman. We understand that some investors believe that having a “lead independent director” enhances the ability of a board of directors to act independently of management; however, our Board, having considered that alternative, has concluded that our current leadership structure is working effectively to achieve that objective without designating a lead independent director.

Board’s Role in Oversight of Risk Management

One of our Board’s goals is to have systems and processes in place to bring to its attention the material risks facing our company and to permit our Board to effectively oversee the management of these risks. As reflected in our Code of Ethics and Business Conduct Policy, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to risk oversight. For example, senior managers of the Company regularly make presentations to our Board regarding safety, financial matters, labor matters, litigation, cybersecurity, succession planning and regulatory compliance, among other things. Our Board also sets and periodically reviews quantitative and qualitative authority levels for management. Further, our Board oversees our strategic direction, and in doing so considers the potential rewards and risks of our operations and business opportunities, and monitors the development and management of risks that impact our strategic goals.

While we believe risk oversight is a responsibility of the full Board, we also empower each of our two Board committees to address risk oversight in their respective areas of responsibility, subject to communicating their activities to our full Board. For example, our Compensation Committee assesses risks related to compensation and our Audit Committee is directly responsible for the appointment, compensation and oversight of our independent auditors, and periodically reviews our internal control over financial reporting. As described further below, our Audit Committee also reviews and approves our related party transactions. Our Director of Internal Audit reports to, and regularly meets in executive session with, our Audit Committee.

Director Compensation

During 2017, each non-employee director then in office (meaning each director other than Mr. Gonsoulin and Mr. Bospflug) received an annual cash retainer of $50,000. Additionally, each such director received meeting fees of $8,000 for each Board meeting, $5,000 for each Committee meeting attended in person, and $1,000 for each Committee meeting attended by telephone. Committee chairs received an additional $2,000 per Committee meeting. In addition, each non-employee director received a grant of time-vested restricted stock units (“RSUs”) under the Amended and Restated PHI, Inc. Long-Term Incentive Plan, which was most recently approved by shareholders in 2017. These RSUs, which had a grant date value of approximately $30,000, will vest and pay out in shares of Non-Voting Stock on the third anniversary of the grant date, subject to the director’s continued service through that date (which would be waived in the event of the director’s death or disability, or a change of control of the Company). Our Compensation Committee determines director compensation by reviewing compensation levels at similar sized peer companies.

The table below summarizes all compensation paid by us to each of the three individuals who served as a non-employee or “outside” director of the Company during the fiscal year ended December 31, 2017.

Name(1)	Fees earned or paid in cash	Stock Awards(2)	Total
C. Russell Luigs	$132,000	$30,004	$162,004
Richard H. Matzke	124,000	30,004	154,004
Thomas H. Murphy	132,000	30,004	162,004

(1)

Neither Al A. Gonsoulin, the Company’s Chairman of the Board and Chief Executive Officer, nor Lance F. Bospflug, the Company’s President and Chief Operating Officer, are included in this table as each is an employee of the Company and receives no additional compensation for service as a director. Alan W. Brass is not included in this table as he was appointed as an outside director effective March 7, 2018.

(2)

During 2017, each outside director was awarded 2,547 restricted stock units (“RSUs”) entitling him, subject to continued service, to acquire an equal number of shares of our Non-Voting Stock. For purposes of determining the number of RSUs to grant to each outside director, the Compensation Committee valued each of these stock awards at $30,000, based upon the average per share closing price of our Non-Voting Stock during the last full month preceding the grant date. For purposes of reporting the fair value of these awards in the table above, however, SEC rules require that we report the value of these grants based on the per share closing price of our Non-Voting Stock on the grant date in accordance with FASB ASC Topic 718. These RSUs vest on November 2, 2020, subject to the applicable director’s continued service through such date, with accelerated vesting in certain limited circumstances. As of December 31, 2017, each outside director held an aggregate of 5,711 RSUs, the only type of equity-based award held by our outside directors as of such date.

Each outside director is entitled to be reimbursed for (i) expenses incurred in attending board and committee meetings and (ii) expenses incurred in attending director education programs.

Our By-laws require us to indemnify our directors and officers. We have signed agreements with each of our directors contractually obligating us to provide these indemnification rights. We also provide our directors with customary directors and officers liability insurance.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, executive officers and 10% shareholders to file with the SEC reports of ownership and changes in ownership of our equity securities. To our knowledge, based solely on a review of copies of reports received by us and written representations by certain reporting persons, we believe that all reports were filed on a timely basis during the fiscal year ended December 31, 2017.

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table sets forth certain information concerning the beneficial ownership of each class of outstanding PHI common stock as of April 3, 2018 held by (a) each director of PHI, (b) each of our “named executive officers” (as defined in the Compensation Discussion and Analysis) and (c) all current directors and executive officers of PHI as a group, all determined in accordance with SEC Rule 13d-3. Unless otherwise indicated, the securities shown are held with sole voting and investment power, and are not subject to any hedging or pledging arrangements.

Name of Beneficial Owner	Class of PHI Common Stock	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Directors
Al A. Gonsoulin	Voting Non-Voting	2,060,905 1,139,280		70.9 8.8	% %
Lance F. Bospflug	Voting Non-Voting	0 122,174			* *
Alan W. Brass	Voting Non-Voting	0 0			* *
C. Russell Luigs	Voting Non-Voting	5,000 6,496			* *
Richard H. Matzke	Voting Non-Voting	0 1,496			* *
Thomas H. Murphy	Voting Non-Voting	10,500 11,996			* *
Named Executive Officers(3)
Trudy P. McConnaughhay	Voting Non-Voting	0 11,668			* *
James “Jamie” Hinch	Voting Non-Voting	0 0			* *
David F. Stepanek	Voting Non-Voting	0 6,953	(4)		* *
All directors and executive officers as a group (8 persons)	Voting Non-Voting	2,076,405 1,293,110		71.5 10.0	% %

*	Less than one percent.

(1)	Excludes shares of Non-Voting Stock that may be issued pursuant to outstanding, unvested RSUs that are not scheduled to vest within 60 days.

(2)	Based on 2,905,757 shares of Voting Stock and 12,908,957 shares of Non-Voting Stock outstanding on the record date of April 3, 2018.

(3)	Information on Mr. Gonsoulin’s and Mr. Bospflug’s ownership is included under the heading “Directors” above.

(4)

Includes 650 shares of Non-Voting Stock beneficially held by Mr. Stepanek’s minor child; includes an additional 975 shares of Non-Voting Stock beneficially held by two of Mr. Stepanek’s other children, as to which Mr. Stepanek disclaims beneficial ownership.

Stock Ownership of Certain Beneficial Owners

The following table shows the number of shares of PHI’s Voting Stock and Non-Voting Stock beneficially owned as of the dates indicated by persons known by us to beneficially own more than 5% of the outstanding shares of PHI’s Voting Stock or Non-Voting Stock, determined in accordance with SEC Rule 13d-3. Unless otherwise stated, each person listed below has (i) sole voting power with respect to shares of Voting Stock beneficially owned and (ii) sole investment power with respect to the shares of Voting Stock or Non-Voting Stock beneficially owned.

Name and Address of Beneficial Owner	Class of PHI Common Stock	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Al A. Gonsoulin
2001 S.E. Evangeline Thruway	Voting	2,060,905		70.9%
Lafayette, Louisiana 70508	Non-Voting	1,139,280	(2)	8.8%
West Face Capital, Inc.
2 Bloor Street East, Suite 810	Voting	0		*
Toronto, Ontario M4W 1A8	Non-Voting	2,632,703	(3)	20.4%
Van Den Berg Management I
805 Las Cimas Parkway	Voting	0		*
Austin, TX 78746	Non-Voting	1,122,005	(4)	8.7%
Dimensional Fund Advisors LP
Palisades West, Building One
6300 Bee Cave Road	Voting	0		*
Austin, TX 78746	Non-Voting	1,078,887	(5)	8.3%
John D. Weil
200 N. Broadway, Suite 825	Voting	218,711	(6)	7.5%
St. Louis, Missouri 63102	Non-Voting	0		*
BlackRock, Inc.
400 Howard Street	Voting	147	(7)	*
San Francisco, CA 94105	Non-Voting	818,550	(7)	6.3%

*	Less than one percent.

(1)

The information for Mr. Gonsoulin is provided as of April 3, 2018. For all others, the information in the table is based on such holders’ beneficial ownership as of December 31, 2017, as reported in their respective Schedule 13G or Form 13F filings with the SEC, referred to below in notes 3 through 7 (the “ownership reports”). The figures and percentages in the table above have been determined in accordance with Rule 13d-3 of the SEC based upon information furnished by the investors in their respective ownership reports, except that we have calculated the percentages in the table based on the actual number of shares of Voting Stock or Non-Voting Stock outstanding on April 3, 2018 (2,905,757 and 12,908,957 shares, respectively), as opposed to the estimated percentages set forth in such reports. Investors should note that the standards for reporting share ownership under Schedule 13G and Form 13F reports are similar but not the same.

(2)	Excludes shares of Non-Voting Stock that may be issued pursuant to outstanding, unvested RSUs granted under the LTIP that are not scheduled to vest within 60 days.

(3)

Based on information contained in a Form 13F Holdings Report dated as of February 14, 2018 that this investor filed with the SEC. This investor has not filed a Schedule 13G with respect to these shares of Non-Voting Stock.

(4)	Based on information contained in a Form 13G Report dated as of February 14, 2018 that this investor filed with the SEC.

(5)

Based on information contained in a Form 13G Report dated as of February 9, 2018 that this investor filed with the SEC. In this report, the investor (i) indicated that, as of February 9, 2018, the shares of Non-Voting Stock indicated above were owned by investment companies, trusts and accounts affiliated with the investor, and (ii) disclaimed beneficial ownership of such shares.

(6)

Based on information contained in a Schedule 13G/A Report dated as of February 2, 2012 that this investor filed with the SEC. In this report, the investor indicated that, as of December 31, 2011, he held sole voting and investment power with respect to 10,685 of these shares and has shared voting and investment power with respect to 208,026 of these shares.

(7)

Based on information contained in a Form 13F Holdings Report dated as of February 9, 2018 that this investor filed with the SEC. This investor has not filed a Schedule 13G with respect to these shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of the information statement discusses and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and our three other most highly-compensated executives. We refer to these executives as our “named executive officers” or “NEOs.” For fiscal 2017, our named executives were:

NEO	Title
Al A. Gonsoulin	Chairman of the Board and Chief Executive Officer
Lance F. Bospflug	President and Chief Operating Officer
Trudy P. McConnaughhay	Chief Financial Officer and Secretary
James “Jamie” Hinch	Chief Administrative Officer
David F. Stepanek	President – PHI Oil & Gas – Gulf of Mexico (current); former Chief Commercial Officer (through December 29, 2017)

Effective December 29, 2017, upon the closing of our acquisition of the offshore business of HNZ Group, Inc., we reconfigured our leadership and reporting structure to better serve the needs of the combined company. Prior to the acquisition, Mr. Stepanek was an executive officer serving as Chief Commercial Officer. Since the acquisition, Mr. Stepanek has served as President – PHI Oil & Gas – Gulf of Mexico, which is no longer an executive officer position.

Compensation Philosophy and Objectives

The objectives of our executive compensation policy are to:

•	align executive incentive compensation with our annual and long-term goals;

•	reward performance that contributes to the execution of our business strategies; and

•	provide competitive compensation and benefits to attract, retain, and motivate top quality executives.

These objectives strive to reward the achievement of goals tailored to the executive’s area of responsibility and to recognize individual leadership.

Process

Our executive compensation program is administered by the Compensation Committee of the Board in accordance with the Compensation Committee’s charter.

For several years, our Compensation Committee has retained FreeGulliver, LLC (“FreeGulliver”) as its independent compensation consultant regarding executive and director compensation matters. All assignments given to FreeGulliver are made by the Compensation Committee, and the Compensation Committee has the ability to terminate FreeGulliver’s services at any time. FreeGulliver provides no other services to PHI.

FreeGulliver provides the following compensation consulting services to the Compensation Committee on an ongoing basis:

•	Providing peer group compensation information to assist the Compensation Committee in establishing compensation for executive officers and outside directors of PHI;

•	Assisting in the formulation of our annual incentive and long-term equity incentive award programs;

•	Making recommendations regarding competitive compensation levels; and

•	Facilitating a leadership succession planning process.

The Compensation Committee relies on Willis Towers Watson surveys for competitive compensation analysis, which is compiled for the Compensation Committee by FreeGulliver. The Committee also reviews data from a small group of peer companies selected by FreeGulliver and approved by the Compensation Committee. The compensation analysis also considers the scope and nature of managerial responsibility and reporting relationships.

The Compensation Committee reviews and approves all compensation for our executive officers. Except with respect to his own compensation and except as otherwise provided below, the CEO may make adjustments to the compensation based on an individual’s performance and contributions to the Company’s performance, subject to reporting any such adjustments to the Compensation Committee. The Compensation Committee has sole responsibility for determining CEO compensation.

Elements of Executive Compensation

Our executive compensation is a mix of base salary, annual incentive compensation, long-term equity compensation and deferred compensation and employee benefits. The Compensation Committee believes this pay mix, a substantial portion of which is principally dependent upon our future performance, helps to reinforce in our executives the importance of achieving our business goals and thereby increase shareholder value. The executives also participate in benefit plans generally available to all other salaried employees, including our 401(k) plan and health, dental, and life insurance.

Base Salary.    Base salary is based generally upon the level of responsibility of each executive officer and the individual’s prior performance. Base salaries also provide the foundation upon which the annual incentive and long-term equity opportunities are established. Base salary levels are generally targeted at the 60th percentile of salaries paid by comparable companies included in the broad Willis Towers Watson surveys in three sub-groups based on (i) number of employees, (ii) the amount of sales and (iii) companies in the South Central Region (which includes Louisiana, Texas, Utah, Colorado, Arizona, New Mexico, Oklahoma and Arkansas). In determining the 60th percentile weighted average, the sub-group based on sales is weighted 66 2/3% and the two other sub-groups are each weighted 16 2/3%. The identities of the companies included in the Willis Towers Watson surveys are not provided to or considered by the Committee.

In connection with establishing salaries in 2017, the Compensation Committee also reviewed data on the executive compensation levels and practices of the following eight industry “peer” companies: Bristow Group, Inc., SEACOR Holdings, Inc., Air Methods Corp., Gulfmark Offshore, Inc., Hercules Offshore, Inc., Hornbeck Offshore Services, Inc., Superior Energy Services, Inc. and Tidewater Inc. (the “Peer Group”) in order to ensure that the compensation levels reflected in the Willis Towers Watson surveys are generally aligned with competitive compensation practices in the industry.

In early 2017, after consideration of the data described above and the recommendation of FreeGulliver, the Committee decided not to make any changes to the base salaries of the Company’s executive officer. The Committee has not increased executive officer salaries since 2015. For 2017, the base salary for each NEO was as follows: $650,000 for Al A. Gonsoulin; $575,000 for Lance F. Bospflug; $308,948 for Trudy McConnaughhay; $300,000 for Jamie Hinch (who joined the Company in February 2017); and $294,975 for David F. Stepanek.

Annual Incentive Compensation.    Since 2004, the Compensation Committee has administered a Senior Management Bonus Plan (the “Annual Incentive Plan” or “AIP”) in which our executive officers participate. Since 2011, any payments earned under the AIP have been payable in a lump sum by March 15 of the year following the performance year. Under the AIP, the Compensation Committee specifies each year (1) the specific targets relative to each performance measure applicable for that year under the plan to the executives and (2) the individual award opportunities of each executive for the year, which are determined based on the position and scope of responsibilities of the executive and are expressed as a percentage of the executive’s base salary based on the Company’s achievement of the financial target at three levels – a threshold level, the target level (generally equivalent to the level of performance anticipated under our business plan for the year) and a stretch level. Following the end of the year, the calculated bonus levels based on financial results are subject to a formulaic adjustment for safety performance.

The AIP provides that the Compensation Committee may in its discretion adjust any award payable under the plan upward or downward to reflect our achievement of other performance goals or the Compensation Committee’s subjective assessment of the individual performance of the participant, and that the CEO may make recommendations to the Compensation Committee with respect to such adjustments for participants other than himself.

For 2017, the range of possible awards under the AIP for each executive officer based on achievement of the financial target levels, but prior to adjustment for safety performance, was as follows (stated as a percentage of the officer’s base salary):

Executive Officer	Threshold	Target	Stretch
Mr. Gonsoulin	70%	110%	150%
Mr. Bospflug	45%	75%	105%
Mrs. McConnaughhay	35%	55%	75%
Mr. Hinch	35%	55%	75%
Mr. Stepanek	35%	55%	75%

These percentage targets were selected by the Compensation Committee based on data provided by FreeGulliver, and were intended to provide our executives with annual incentive compensation opportunities commensurate with those provided to similarly-situated executives at comparable companies.

For 2017, the AIP provided for a downward adjustment of up to 100% if enhanced target safety goals were not met, and an upward adjustment of up to 30% if enhanced target safety goals were attained. The Compensation Committee set the enhanced target safety goals at a stretch level, which they believed would be difficult but not impossible to attain. If both the stretch performance financial target level was met and these enhanced target safety goals were attained, the maximum award that each named executive officer could receive would be as follows: Mr. Gonsoulin, 195% of base salary or $1,267,500; Mr. Bospflug, 136.5% of base salary or $784,875; and 97.5% of salary for each other named executive officer, or $301,224 for Mrs. McConnaughhay; $292,500 for Mr. Hinch; and $287,601 for Mr. Stepanek.

For 2017, the Compensation Committee set the financial performance objective of adjusted EBITDA at a target level of $30.2 million (in line with our 2017 business plan). In addition, it set a threshold EBITDA goal of $22.6 million (25% below target) and a stretch EBITDA goal of $33.8 million (10% above target). In calculating adjusted EBITDA for purposes of the AIP, we make adjustments for certain pre-approved items. In addition, adjusted EBITDA is not reduced by any amounts paid under bonus or incentive plans for that year. As a result, reported 2017 EBITDA of $36.9 million was adjusted by $3.2 million for voluntary early retirement plan expense, $9.1 million for accrued incentive compensation expense, $3.3 million for special project legal expense, and $(9.1) million related to PBH (warranty) credits. This calculation produced 2017 adjusted EBITDA of $43.4 million, which exceeded the “stretch” level under the plan.

In its February 22, 2018 meeting, the Compensation Committee reviewed the Company’s 2017 financial performance and its 2017 safety record. Based upon its review of this data, the Compensation Committee instructed management to pay each executive officer a 2017 bonus at the “stretch” level, as increased by 3% due to the achievement of the target for total recordable injury rate applicable to corporate officers. Neither the Compensation Committee nor the CEO elected to adjust, or recommend any adjustments to, these 2017 awards as so determined. The amounts awarded to each named executive officer under the AIP for 2017 are reflected in the Summary Compensation Table below in the column “Non-Equity Incentive Plan Compensation” and are as follows: Mr. Gonsoulin $1,004,250; Mr. Bospflug $621,863; Mrs. McConnaughhay $238,662; Mr. Hinch $231,750; and Mr. Stepanek $227,868.

Equity Compensation.    Long-term equity compensation has been an essential component of our executive compensation program since 2010. FreeGulliver advises the Compensation Committee annually on the structure of our long-term equity compensation program.

The purpose of the long-term equity component is to:

•	enhance the attraction and retention of high-potential talent within the Company;

•	more closely align the participant group with shareholder value; and

•

reward executive and senior management leadership and individual or department performance which enhances our financial performance, and the achievement of both our business objectives and long-term strategies.

Annually since 2012, the Compensation Committee has awarded performance-based RSUs to acquire Non-Voting Stock to the executive officers and certain other senior managers under the LTIP. For 2017, similar to 2016, these awards were targeted to equal 300% of base salary for the CEO, 200% of the base salary for the President and COO, and 75% for the other named executive officers. The actual number of performance-based RSUs granted was determined by dividing the target amount by the average per share closing price of our Non-Voting Stock during the last full month prior to the grant date of the awards.

With respect to performance-based RSU grants, the Committee selects a performance metric that it believes, following consultation with its consultant and management, correlates with maintaining and increasing shareholder value. For the performance periods beginning on January 1, 2015 and January 1, 2016, the Committee chose as the performance metric the achievement of a targeted average Adjusted EBITDAR as a percentage of Adjusted Total Revenue, measured over a performance period of three fiscal years. For the performance period beginning on January 1, 2017, the Committee chose as the performance metric the achievement of targeted average Adjusted EBITDA as a percentage of Adjusted Total Revenue, measured over a performance period of two fiscal years. For example, the performance-based RSUs granted in 2017 were for the period beginning January 1, 2017 through December 31, 2018.

All outstanding performance-based RSUs vest in March of the year following the end of the performance period if (i) the specified performance target is met and (ii) the employee has not terminated employment with the Company prior to the end of the performance period. Vesting is accelerated upon termination of employment due to death or disability or upon a change of control of the Company. Additional information concerning these performance-based RSU awards to executive officers is reflected in the table below titled “Outstanding Equity Awards at 2017 Fiscal Year End.”

In addition, from time to time, the Compensation Committee has approved grants of time-based RSUs for retention purposes. In recent years, the Committee has made these retention grants once every three years for a given officer, with the award vesting in one installment after three years. The retention grants of three of our named executive officers (Messrs. Gonsoulin, Bospflug, and Stepanek) vested in May of 2017 and the Compensation Committee approved a new three-year grant for each. Since Mrs. McConnaughhay’s retention grant is scheduled to vest in August 2018, she did not receive a retention grant during 2017. In addition, the Compensation Committee awarded Mr. Hinch an initial equity award of time-based RSUs in February 2017 as an inducement to join PHI, which will vest in one installment on the third anniversary of the date he was appointed as an officer of the Company.

In connection with determining the size of these equity grants, the Compensation Committee considered information provided by FreeGulliver regarding comparable grants for companies reflected in the weighted average compensation of the Willis Towers Watson survey companies described above under the heading “– Base Salary.” The Compensation Committee also reviewed data provided by FreeGulliver regarding (i) the equity compensation practices of the Peer Group (as delineated above under the heading “– Base Salary”) and (ii) various performance criteria alternatives. For information on our grants of equity compensation in previous years, please see our prior information statements filed with the SEC.

The performance period for the fiscal 2015 performance-based RSUs ended on December 31, 2017. Because the performance metric was not met, these performance-based RSUs were forfeited.

Discretionary Bonuses.    Although, the Committee has not typically granted discretionary bonuses to its executive officers, the Committee approved two such bonuses in fiscal 2017. The first bonus, $70,000, was paid in cash to Mr. Stepanek in early 2017 in consideration of the expansion of his business development responsibilities. The second bonus, $46,750, was paid in cash to Mr. Hinch as an inducement to join the Company in February 2017 These bonuses are reported in the Summary Compensation Table below in the “Bonus” column.

Officers’ Deferred Compensation Plan.    Certain highly compensated executives have been approved by the Compensation Committee to participate in the Officers’ Deferred Compensation Plan (“ODP”), which allows the executive to tax-defer up to 25% of base salary and up to 100% of any annual bonuses and save those amounts for retirement. The Company does not contribute to the ODP, which is an unfunded, nonqualified deferred compensation plan under the Employee Retirement Income Security Act of 1974. It is maintained, interpreted and administered in accordance with Internal Revenue Code Section 409A and applicable regulations and rulings. A separate bookkeeping account is established for each participant’s deferred compensation and is treated as if invested in securities chosen by each participant from a list of available investment choices. Accounts are periodically adjusted for gains or losses to reflect the investment performance of the eligible securities and any payments made to a participant under the ODP.

Except as otherwise provided in the ODP, the value of a participant’s account is distributed at a designated future date, or at termination of employment or retirement, in either a single lump sum payment or in annual installments (not to exceed 20 installments), as designated by the participant.

Other Benefits.    All executives are eligible for the same insurance and welfare benefits (consisting primarily of the right to participate in our 401(k) plan, medical insurance, dental insurance, long-term disability insurance, life and AD&D insurance, and supplemental insurance) as other employees in the Company, except that a newly hired executive is credited with having completed five years of Company service at his or her hire date for the purposes of calculating the amount of vacation days credited each year.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (“Section 162(m)”) limits the amount of compensation paid to certain covered officers that we may deduct for federal income tax purposes to $1 million per covered officer per year. Historically, compensation that qualified as “performance-based compensation” within the meaning of Section 162(m) was not subject to the $1 million limitation. In recent years, largely due to the availability of this performance-based exemption, the deductibility of various payments and benefits has been one factor among many considered by the Committee in determining executive compensation.

However, the federal tax reform legislation passed in December 2017 included significant changes to Section 162(m). Among these changes were an expansion of the scope of covered officers subject to the Section 162(m) deduction limitation and the elimination of the performance-based compensation exemption. For taxable years beginning after December 31, 2017, compensation paid to a covered officer in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain performance-based arrangements in place as of November 2, 2017. Among other things, this means that all compensation paid to each covered officer in 2018 and beyond will be subject to the $1 million deduction limitation, regardless of whether it is structured as performance-based compensation, unless the transition relief applies.

Section 162(m) is highly technical and complex. Because of ambiguities as to the application and interpretation of Section 162(m), including the uncertain scope of the transition relief for “grandfathered” performance-based compensation, we can give no assurance that compensation intended to satisfy the requirements for performance-based exemption from the Section 162(m) deduction limit will, in fact, satisfy the exemption. Further, the Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the company’s business needs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2017 with management. Based on such reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Information Statement.

Submitted by the members of the Compensation Committee:

C. Russell Luigs, Chairman

Richard H. Matzke

Thomas H. Murphy

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our executive officers for the fiscal years ended December 31, 2017, 2016 and 2015. We have not entered into employment agreements with any of our executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Bonus ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation(5) ($)	Total ($)
Al A. Gonsoulin Chairman of the Board and Chief Executive Officer	2017 2016 2015	650,000 675,000 650,000	3,216,311 798,983 1,865,751	0 0 0	1,004,250 0 0	19,552 19,252 19,172	4,890,113 1,493,235 2,534,923
Lance F. Bospflug President and Chief Operating Officer	2017 2016 2015	575,000 597,115 575,000	1,896,798 473,248 1,100,310	0 0 0	621,863 0 0	20,644 20,344 49,014	3,114,305 1,090,707 1,724,324
Trudy P. McConnaughhay Chief Financial Officer and Secretary	2017 2016 2015	308,948 320,831 308,948	178,804 84,503 512,626	0 0 0	238,662 0 0	19,216 18,916 18,512	745,630 424,250 840,086
James “Jamie” Hinch (6) Chief Administrative Officer	2017	259,615	500,895	46,750	231,750	16,198	1,055,208
David F. Stepanek current President – PHI Oil & Gas – Gulf of Mexico former Chief Commercial Officer	2017 2016 2015	294,975 306,320 294,975	429,624 73,165 211,675	70,000 0 0	227,868 0 0	18,165 23,537 17,445	1,040,632 403,022 524,095

(1)

Although the stated annual salary payable to each of our executive officers was the same in fiscal 2016, and 2017, fiscal 2016 included one extra bi-weekly pay period, which resulted in our executive officers receiving a higher amount of salary during 2016.

(2)

The amounts shown in this column reflect the fair value of time-and performance-based restricted stock unit awards (RSUs) determined in accordance with FASB ASC Topic 718 based upon the per share closing price of our Non-Voting Stock on the date of grant. For information regarding the RSUs granted during fiscal 2017, please see the “Grants of Plan-Based Awards” table. For more information regarding the valuation of our RSUs, please see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(3)	Represents a one-time discretionary bonus award to Mr. Stepanek in the amount of $70,000 and a sign-on bonus award to Mr. Hinch in the amount of $46,750.

(4)

Represents, for each year indicated, awards earned under our Annual Incentive Plan based upon our performance for each such year but paid in March of the following year. Although each of our executives received a payout for performance during fiscal 2017 as the stretch performance level for the financial metric was met, none of our executive officers received any payout under the AIP for fiscal 2015or fiscal 2016 performance. For more information on the AIP, please see “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation.”

(5)	The amounts shown in this column for 2017 reflect the following:

•

matching contributions allocated by us to each of the named executive officers for the 401(k) Retirement Plan in the amount of $16,200 for each of Mr. Gonsoulin, Mr. Bospflug, Mrs. McConnaughhay, and Mr. Stepanek, and $15,231 for Mr. Hinch;

•	the cost of term life and disability insurance coverage provided by us for each named executive officer, including the cost of life insurance exceeding $50,000.

(6)	Mr. Hinch joined PHI in February 2017 as Chief Administrative Officer.

Grants of Plan-Based Awards in Fiscal 2017

Name	Grant Date	Range of Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2) (#)	All Other Stock Awards(3) (#)	Grant Date Fair Value of Stock Awards(4) ($)

		Threshold ($)	Target ($)	Maximum ($)
Al A. Gonsoulin	N/A 3/28/2017 5/4/2017	455,000	715,000	1,267,500	123,340	163,317	1,504,748 1,711,563
Lance F. Bospflug	N/A 3/28/2017 5/4/2017	258,750	431,250	784,875	72,739	96,315	887,416 1,009,382
Trudy P. McConnaughhay	N/A 3/28/2017	108,132	169,921	301,224	14,656		178,804
James “Jamie” Hinch	N/A 2/21/2017 3/28/2017	108,132	169,921	292,500	14,231	20,506	327,276 173,619
David F. Stepanek	N/A 3/28/2017 5/4/2017	103,241	162,236	287,601	13,993	24,705	170,715 258,909

(1)

These columns represent the range of payouts for financial performance in 2017 under our Annual Incentive Plan (“AIP”), subject to adjustment for safety-related targets. As reported in Summary Compensation Table under the column labeled “Non-Equity Incentive Plan Compensation,” each of our named executive officers received the maximum payout under the plan for fiscal 2017 performance. For additional information about the AIP, see the discussion above under the heading “Compensation Discussion and Analysis – Elements of Compensation – Annual Incentive Compensation.”

(2)

Represents time-based RSUs to acquire shares of Non-Voting Stock. The Compensation Committee’s practice has been to make retention grants of time-based RSUs every three years. Mr. Hinch received a grant of time-based RSUs as part of his initial compensation package while each of Messrs. Gonsoulin, Bospflug, and Stepanek received a new retention grant in the same month in which his then-outstanding retention grant vested. As described in the “Outstanding Equity Awards” table, Mrs. McConnaughhay’s outstanding retention grant is scheduled to vest in August 2018. Each grant of time-based RSUs vests in one installment on the third anniversary of the date of grant.

(3)

Represents performance-based RSUs to acquire shares of Non-Voting Stock. These awards are scheduled to vest on March 15, 2019 if the two-year performance target is met, subject to the officer’s continued service through that date (which would be waived in the event of the officer’s death, disability, or a change of control of the Company). For a complete discussion of these awards, see the discussion above under the heading “Compensation Discussion and Analysis – Elements of Executive Compensation – Equity Compensation.”

(4)

The grant date fair value of our time- and performance-based RSUs has been determined in accordance with FASB ASC Topic 718 based upon the per share closing price of our Non-Voting Stock on the date of grant.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table describes the outstanding equity awards held by our executive officers at December 31, 2017.

	Stock Awards
	Time-Vested(1)		Performance-Based(2)
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)
Al A. Gonsoulin	163,317	1,889,578	290,946	3,366,246
Lance F. Bospflug	96,315	1,114,365	171,583	1,985,217
Trudy P. McConnaughhay	10,476	121,208	34,572	400,000
Jamie Hinch	20,506	237,255	14,231	164,653
David F. Stepanek	24,705	285,837	33,008	381,905

(1)

For each of Messrs. Gonsoulin, Bospflug, and Stepanek, these time-vested RSUs will vest on May 4, 2020. Mrs. McConnaughhay’s time-vested RSU will vest on August 2, 2018 and Mr. Hinch’s time-vested RSUs will vest on February 13, 2020. In each case, the officer must remain employed with us on that date, subject to earlier vesting in the event of death, disability, or a change of control.

(2)

The chart below provides a breakdown of the performance-based RSU grants outstanding as of December 31, 2017. Vesting of these awards is contingent upon (i) the achievement of a targeted average Adjusted EBITDA or EBITDAR as a percentage of Adjusted Total Revenue for the two-year or three-year period ending on December 31 of the year prior to the vesting date and (ii) the executive’s continued service through that date, subject to earlier vesting in the event of death, disability, or a change of control.

	Vesting Date
	March 15, 2018*	March 15, 2019	March 15, 2019
Name	Three-year performance period (2015-2017)	Three-year performance period (2016-2018)	Two-year performance period (2017-2018)
Al A. Gonsoulin	55,794	111,812	123,340
Lance F. Bospflug	32,904	65,940	72,739
Trudy P. McConnaughhay	6,630	13,286	14,656
Jamie Hinch	—	—	14,231
David F. Stepanek	6,330	12,685	13,993

*	These performance-based RSUs were forfeited on March 15, 2018 upon the Compensation Committee’s certification that the performance target was not met.

(3)	Based on the closing price of $11.57 per share of Non-Voting Stock on the last trading day of the fiscal year (December 29, 2017).

Option Exercises and Stock Vested during 2017

The table below reflects all stock awards held by our named executive officers that vested during fiscal 2017. None of our named executive officers held stock options during fiscal 2017.

Name	Number of shares acquired on vesting(1) (#)	Value realized on vesting(2) ($)
Al A. Gonsoulin	43,595	450,337
Lance F. Bospflug	25,710	265,585
Trudy P. McConnaughhay	—	—
Jamie Hinch	—	—
David F. Stepanek	6,372	65,823

(1)

Represents the vesting of time-based restricted stock units to acquire shares of Non-Voting Stock, granted May 8, 2014 for all named executive officers who were employed with us on that date. Of these shares, which represent the total number deliverable to the executive upon the vesting of time-based RSUs, PHI withheld 2,099 shares from Mr. Stepanek’s vesting award in satisfaction of the related withholding tax obligation.

(2)	The value realized upon the vesting is based on the closing price of our common stock on the applicable vesting date ($10.33 on May 8, 2017).

Nonqualified Deferred Compensation

The following table describes the contributions, earnings and account balances for each of our executive officers under our Officer Deferred Compensation Plan (“ODP”). For additional information regarding our ODP, see the heading “Compensation Discussion and Analysis – Elements of Executive Compensation – Officers Deferred Compensation Plan.”

Name	Aggregate Balance at December 31, 2016 ($)	Executive Contributions in Last Fiscal Year ($)(2)	PHI Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2017 ($)
Al A. Gonsoulin(1)	0	0	0	0	0	0
Lance F. Bospflug(1)	0	0	0	0	0	0
Trudy McConnaughhay	148,609	0	0	18,700	(1,200)	166,109
James “Jamie” Hinch	0	0	0	0	0	0
David F. Stepanek	56,886	8,509	0	9,758	(600)	74,553

(1)	Mr. Gonsoulin, Mr. Bospflug, and Mr. Hinch have not elected to participate in the ODP.

(2)	All of these amounts in this column reflect contributions by the officer of salary paid in 2017 and reported as 2017 salary compensation in the Summary Compensation Table appearing above.

(3)	Aggregate earnings in 2017 includes interest, dividend and distributions earned with respect to deferred compensation invested by the officers in the manner described in the text below.

The table below shows the hypothetical investment choices available under the ODP and their annual rate of return for the calendar year 2017, as reported by the plan investment advisor.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Alger Spectra 2	31.05%	Oppenheimer Senior Floating Rate Y	4.16%
American Funds Growth Fund of Amer F2	26.38%	Principal MidCap Institutional	25.32%
BlackRock Multi-Asset Income Instl	9.03%	ProShares S&P 500 Dividend Aristocrats	21.23%
City National Rochdale Emerg Mkts N	43.29%	Putnam Short Duration Income Y	1.39%
Fidelity Advisors Small Cap I	14.09%	SPDR S&P Oil & Gas Equipment& Svcs ETF	-21.88%
First Eagle Overseas I	14.37%	T. Rowe Price Corporate Income	6.57%
Guggenheim S&P500 Top 50 ETF	22.97%	TCW Emerging Markets Income I	11.40%
iShares MSCI India ETF	36.19%	Templeton Global Bond Adv	2.62%
iShares US Regional Banks ETF	10.54%	USAA Science & Technology	36.00%
MFS International Value I	27.15%	Vanguard Health Care ETF	23.34%
Oppenheimer Active Allc Y	19.58%	WisdomTree Europe Hedged Equity ETF	13.57%
Oppenheimer Emerging Markets Lcl Dbt Y	15.19%

For more information on the ODP, see “Compensation Discussion and Analysis – Elements of Executive Compensation – Officers’ Deferred Compensation Plan.”

Potential Termination Payments

As noted above, the RSUs held by our officers will fully vest upon a change of control of PHI or termination of employment due to such officer’s death or disability. Assuming a change of control of PHI or a termination of employment due to death or disability as of December 31, 2017, our executive officers would have received shares of Non-Voting Stock with the market values specified in the table included above under the heading “– Outstanding Equity Awards at 2017 Fiscal Year End.” Other than the acceleration of the vesting of these RSUs, no executive officer is entitled to receive any payments from the Company upon his or her termination of employment or due to a change of control of PHI.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued under equity compensation plans as of December 31, 2017:

Plan Category(1)	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted-Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)(3)
Equity compensation plans approved by security holders	1,372,541 (Non-Voting)	—	1,806,315 (Non-Voting)
Equity compensation plans not approved by security holders	—	—	—
Total	1,372,541 (Non-Voting)	—	1,806,315 (Non-Voting)

(1)

As of December 31, 2017, the Company’s only active equity plan was the PHI Inc. Amended and Restated Long-Term Incentive Plan, which was most recently approved by shareholders in 2017 and provides for the issuance of shares of Non-Voting Stock.

(2)	Represents outstanding RSUs, which do not have an exercise price.

Pay Ratio Disclosure

As required by SEC rules, we determined the ratio of the annual total compensation of Mr. Gonsoulin, our CEO, relative to the annual total compensation of our median employee. For the fiscal year ended December 31, 2017:

•	the median of the annual compensation of all employees of our company (other than our CEO), was $99,851;

•	the annual total compensation of our CEO (as reported in the Summary Compensation Table) was $4,890,113; and

•	based on this information, the ratio of the annual total compensation of our CEO to the median employee’s annual total compensation is 49.0 to 1.

In determining our median employee, we compared total gross wages as of October 15, 2017 for all employees who were employed with us on that date. For purposes of calculating total gross wages, we included regular pay, overtime, geographical differentials, holiday pay, sick pay, PTO, bonus pay, and imputed earnings. For full-time employees who were hired or terminated during 2017, regular earnings were annualized and used in determining the median employee. As of October 15, 2017, we had a total of 2,265 employees. However, as permitted by SEC rules, we excluded all of our international employees from this calculation (a total of 54 employees in Trinidad, Tobago, and Ghana representing approximately 2.4% of our overall workforce on that date). Once the median employee was identified, we calculated that employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table in order to determine the pay ratio provided above.

Because we used a determination date of October 15, 2017 and as permitted by SEC rules, the determination of our median employee did not include any of the employees who joined our Company upon our December 29, 2017 acquisition of the offshore business of HNZ Group, Inc. (a total of 290 employees in Papua New Guinea, Australia, Philippines and New Zealand).

Please be advised that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, C. Russell Luigs (Chairman), Richard H. Matzke, and Thomas H. Murphy served on the Compensation Committee. No member of the Compensation Committee has ever been an officer or employee of PHI or any of our subsidiaries. In 2017, none of our executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

CERTAIN TRANSACTIONS

Our Code of Ethics and Business Conduct Policy requires our directors and executive officers to avoid any situation that would create a conflict of interest unless approved in accordance with our Conflict of Interest Policy. Our Conflict of Interest Policy requires executive officers and directors to report potential conflicts of interest in writing to the Audit Committee. In addition, the Audit Committee’s charter requires it to review and approve all related party transactions of the Company, defined as those required to be disclosed under applicable proxy disclosure rules promulgated by the SEC. The Audit Committee approves conflicts of interest or related party transactions if it concludes that doing so is in the best interests of the Company and our shareholders. Our Code of Ethics and Business Conduct Policy is available on our website at www.phihelico.com.

We are not aware of any related party transactions between PHI and any of our directors, executive officers, 5% shareholders or their family members during fiscal 2017 that would require disclosure under the SEC’s applicable disclosure rules.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of PHI’s Board is composed of three outside directors. It operates under a charter that is available at www.phihelico.com. The Board has made a determination that all members of the Audit Committee satisfy the requirements of the SEC and NASDAQ as to independence and are financially sophisticated within the meaning of the NASDAQ rules. The Board has also determined that it is not clear whether any member of the Audit Committee is an “audit committee financial expert” within the meaning of SEC rules, but the Board does not believe the presence of an audit committee financial expert is necessary in view of the overall financial sophistication of Committee members.

The Audit Committee reviewed in detail and discussed with management and the independent auditor, among other things, (i) all unaudited quarterly financial statements and all quarterly reports filed with the SEC on Form 10-Q in 2017; (ii) the annual audited financial statements and the annual report filed with the SEC on Form 10-K for fiscal year 2017; (iii) management’s quarterly and annual certifications regarding internal control over financial reporting and the independent auditor’s audit of internal control over financial reporting; (iv) management’s representations to the Committee that our consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles; and (v) the matters required to be discussed with the independent auditor by Auditing Standard No. 1301. The Committee also received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence. The Committee discussed with the independent auditor its independence, and considered the effects that the provision of non-audit services may have on the independent auditor’s independence.

Based on, and in reliance upon, the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Audit Committee included in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the 2017 fiscal year for filing with the SEC.

In accordance with the rules of the SEC, the foregoing information is not deemed to be “soliciting material,” or “filed” with the SEC or subject to its Regulation 14C, other than as provided in such rules, or to be subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

Submitted by the members of the Audit Committee:

Thomas H. Murphy, Chairman

C. Russell Luigs

Richard H. Matzke

RELATIONSHIP WITH INDEPENDENT AUDITOR

Selection and Ratification

Our consolidated financial statements for 2016 and 2017 were audited by the firm of Deloitte & Touche, LLP, which was engaged for that purpose by the Audit Committee. Representatives of Deloitte & Touche, LLP are not expected to be present at the Meeting, and accordingly are not expected to be available to respond to appropriate questions.

The Audit Committee has selected Deloitte & Touche, LLP as PHI’s independent auditor for the fiscal year ending December 31, 2018, subject to ratification by PHI’s shareholders at the Meeting. Although shareholder ratification of Deloitte & Touche, LLP’s appointment is not legally required, we are submitting this matter to the shareholders, as in the past, as a matter of good corporate practice.

Notwithstanding the shareholders’ ratification of the appointment of Deloitte & Touche, LLP at the Meeting, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the Company’s best interests. In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, geographic reach, control procedures, cost, proposed staffing, prior performance and other relevant factors.

Fees

The following is a summary of the fees billed to PHI and its subsidiaries by Deloitte & Touche, LLP for professional services rendered.

	Year ended December 31,
	2017		2016
Fee Category	Amount	Percentage	Amount	Percentage
Audit fees(1)	$1,106,606	60%	$1,114,488	71%
Audit-related fees(2)	65,666	4%	141,705	9%
Tax fees(3)	376,229	21%	301,238	19%
All other fees(4)	281,680	15%	4,900	1%

Total fees	$1,830,181	100%	$1,562,331	100%

(1)

Audit fees include the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Qs, fees for services that normally would be provided in connection with statutory and regulatory filings or engagements and services that generally only the independent auditor reasonably can provide.

(2)

Audit-related fees include assurance and related services reasonably related to the performance of the audit or review, and for 2016 and 2017 included fees related to employee benefit plan audits and accounting consultations.

(3)

Tax fees include tax compliance, advice and planning services, and for 2016 and 2017 included assistance in the preparation of federal and state tax returns and related advice regarding tax compliance.

(4)

All other fees for 2017 consisted of services provided in connection with a Form S-8 filing and consulting services related to a special project. All other fees for 2016 were attributable to researching various accounting issues.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

All audit and permissible non-audit services provided by the independent auditor are pre-approved by PHI’s Audit Committee. These services may include audit services, audit-related services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The

Audit Committee may also pre-approve particular services on a case-by-case basis. During 2016 and 2017, all audit and non-audit services provided by Deloitte & Touche, LLP were pre-approved by PHI’s Audit Committee, and the Audit Committee determined that the provision of the non-audit services was compatible with maintaining Deloitte & Touche’s independence.

OTHER MATTERS

Quorum and Voting

The presence, in person or by proxy, of a majority of our total voting power is necessary to constitute a quorum at the Meeting. Shareholders voting or abstaining from voting by proxy on any issue will be counted as present for purposes of constituting a quorum.

If a quorum is present, the election of directors will be determined by plurality vote. Ratification of the appointment of our independent auditor will require the affirmative vote of the holders of a majority of our Voting Stock entitled to be cast with respect to such proposal. Abstentions will have no effect on the outcome of the election of directors or the ratification proposal.

Conduct of the Meeting

Our Board does not know of any matters to be presented at the Meeting other than those described in this information statement. If you plan to attend the Meeting and would like directions, please call (337) 235-2452. The Chairman will have broad responsibility and legal authority to conduct the Meeting in an orderly and timely manner.

Delivery of Information to a Shared Address

It is our practice to send only one Information Statement and other corporate mailings to shareholders who share a single address unless we received contrary instructions from any shareholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, we will deliver promptly upon written or oral request a separate copy of the Information Statement to a shareholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request to our Secretary at 2001 SE Evangeline Thruway, Lafayette, Louisiana, 70508, (337) 235-2452. Such request should contain your name, your shared address, and the address to which the Company should direct the additional copy of the Information Statement.

If multiple shareholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer that we mail each shareholder a separate copy of future mailings, you may send notification to or call our offices. Additionally, if current shareholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer that we mail one copy of future mailings to shareholders at the shared address, notification of such request may also be made by mail or telephone to our office.

Shareholder Proposals

Our By-laws state that for any business to be properly brought before an annual meeting, written notice of the proposal must be received by our Secretary no later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year’s annual meeting. With respect to our 2019 annual meeting, this provision will require notice between January 31, 2019 and March 1, 2019. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholders to be timely must be so delivered not earlier than the close of business on the 90th day before such annual meeting and not later than the close of business on the later of the 60th day before such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. For information on what must be included in any such written notice, see the discussion above under the heading, “Election of Directors – Nomination of Directors, Communications with our Board and Related Matters.”

By Order of the Board of Directors,

/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
Secretary

Lafayette, Louisiana

April 10, 2018